                                                                   EXHIBIT 23.1

            REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NetSource Communications, Inc. and subsidiaries:

  The audits referred to in our report dated November 13, 1996, except as to
Note 14(b) which is as of November 20, 1996, included the related financial statement schedule as of December 31, 1994 and 1995 and September 30, 1996 and for each of the years in the three-year period ended December 31, 1995 and for the nine months ended September 30, 1996, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          /s/ KPMG Peat Marwick LLP

San Francisco, California

November  , 1996